EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS THIRD QUARTER OPERATING RESULTS
COMPANY UPDATES GUIDANCE; STILL EXPECTS RECORD FISCAL YEAR
Durango, Colorado (January 8, 2008) — Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported revenues and earnings for the third quarter and first nine months of FY2008.
For the three months ended November 30, 2007, revenues declined 3.6 percent to approximately $8.8 million, compared with revenues of approximately $9.1 million in the three months ended November 30, 2006. Same-store sales at franchised retail outlets decreased approximately 2.5 percent during the most recent quarter, when compared with the three months ended November 30, 2006. Same-store pounds of products purchased from the Company’s factory by franchisees decreased approximately 9 percent when compared with the three months ended November 30, 2006, primarily due to a shift in the mix of factory-made products versus products made in the stores operated by franchisees. Sales of all franchised and Company-owned stores increased 2.8 percent to approximately $26.1 million in the most recent quarter, compared with approximately $25.4 million in the corresponding prior-year quarter.
Net earnings for the three months ended November 30, 2007 declined 5.0 percent to $1,265,555, when compared with $1,331,795 in the corresponding prior-year period. Basic earnings per share declined 4.8 percent to $0.20, versus $0.21 in the quarter ended November 30, 2006, while diluted earnings per share declined 5.0 percent to $0.19, compared with $0.20 in the corresponding prior-year quarter.
“The modest decline in third quarter revenues and earnings was not entirely unexpected and was primarily due to the shifting of specialty market sales to a warehouse club customer from the third quarter of last fiscal year into the second quarter in the current fiscal year, along with a decrease in same-store pounds of product purchased from our factory relative to the prior-year period,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “New store openings accelerated in the most recent quarter, with franchisees opening 14 new stores in time for the seasonally important Christmas selling season. This compared with 11 new store openings in the first half of the fiscal year. Twenty-five new stores were opened during the first nine months of the fiscal year, and 5 new stores were opened in December. An additional 4 to 9 stores are scheduled to open in January and February, bringing the number of store openings for the fiscal year to 34-39, which is slightly below our previously stated goal of 35-40 new store openings.”
“Despite considerable uncertainty within the retail industry and a decline in shopping mall traffic during much of this year’s Christmas shopping season, we continue to expect to achieve record revenues and earnings for fiscal year 2008,” continued Merryman. “At the present time, we anticipate an earnings gain of eight to twelve percent in the fiscal year ending February 29, 2008, when compared with record earnings in the previous fiscal year.”
During the third quarter of FY2008, franchisees opened new stores in Canoga Park, California; Canutillo (The Outlet Shoppes at El Paso), Texas; Chula Vista, California; Clinton Township, Michigan; Concord, California; Kansas City (Zona Rosa), Missouri; Kenmore, New York; McAllen, Texas; Murfreesboro,

Tennessee; Pottstown, Pennsylvania; Redlands, California; Sacramento (Country Club Plaza), California; Waco, Texas and Westminster, Colorado. During December 2007, franchisees opened stores in Denver (Pavilions), Colorado; Independence, Missouri; Lyndhurst, Ohio; Pleasanton, California and Stratford, Ontario (Canada). A complete list of stores is available on the Company’s website at www.RMCF.com.
For the nine months ended November 30, 2007, revenues increased 4.2 percent to approximately $23.6 million, versus approximately $22.6 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets increased approximately 0.7 percent when measured against the first nine months of FY2007. Same-store pounds of products purchased from the Company’s factory by franchisees decreased 9 percent when compared with the first nine months of FY2007. Sales of all franchised and Company-owned stores increased 6.3 percent to approximately $81.4 million in the nine months ended November 30, 2007, versus approximately $76.6 million in the nine months ended November 30, 2006.
Net earnings increased 9.9 percent to $3,630,525 in the nine months ended November 30, 2007, compared with $3,302,126 during the same period in FY2007. Basic earnings per share increased 11.8 percent to $0.57, versus $0.51 in the nine months ended November 30, 2006, while diluted earnings per share increased 14.3 percent to $0.56, compared with $0.49 in the corresponding prior-year period.
On May 10, 2007, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to an additional $5.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has repurchased approximately 25,500 shares of common stock under this authorization at an average price of $15.31 per share leaving approximately $4.6 million remaining available for repurchases under this authorization.
On December 14, 2007, the Company paid a quarterly cash dividend of $0.10 per share to shareholders of record December 3, 2007.
The Company will host a conference call today, January 8, 2008, at 4:15 p.m. EST to discuss third quarter and nine-month operating results, along with the outlook for the balance of the fiscal year. To access the conference call, please dial 888-694-4702 (international/local participants dial 973-582-2741) approximately five minutes prior to 4:15 EST and provide the access code 29950263 to the operator. A replay of the call will be available through January 18, 2008 by dialing 800-642-1687 (international/local callers dial 706-645-9291) and entering the replay access code 29950263.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 332 stores in 38 states, Canada, and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, inability to open the number of new stores that are scheduled to open in January and February 2008, performance of our franchisees and Company-owned stores may be worse than expected in the fourth quarter of FY2008, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, the success of the Company’s agreement with The Grove, Inc. to open new airport stores and other risks.

Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the nine months ended	Stores open as of
	November 30, 2007	November 30, 2007
United States:
Franchised Stores	24	286
Company-owned Stores	0	5
International Licensed Stores	1	39

Total	25	330

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2007	2006	2007	2006
Revenues
Factory sales	$6,856	$7,131	78.2%	78.4%
Royalty and marketing fees	1,320	1,274	15.0%	14.0%
Franchise fees	278	154	3.2%	1.7%
Retail sales	312	535	3.6%	5.9%
Total revenues	8,766	9,094	100.0%	100.0%

Costs and Expenses
Cost of sales	4,944	5,044	56.4%	55.5%
Franchise costs	405	430	4.6%	4.7%
Sales and marketing	380	367	4.3%	4.0%
General and administrative	597	572	6.8%	6.3%
Retail operating	223	331	2.6%	3.7%
Depreciation and amortization	197	222	2.3%	2.4%

Total costs and expenses	6,746	6,966	77.0%	76.6%

Income from Operations	2,020	2,128	23.0%	23.4%

Interest Income	25	13	0.3%	0.1%

Income Before Income Taxes	2,045	2,141	23.3%	23.5%

Provision for Income Taxes	779	809	8.9%	8.9%

Net Income	$1,266	$1,332	14.4%	14.6%

Basic Earnings per Common Share	$0.20	$0.21
Diluted Earnings per Common Share	$0.19	$0.20

Weighted Average Common Shares Outstanding	6,367,023	6,388,065
Dilutive Effect of Stock Options	173,522	209,701
Weighted Average Common Shares Outstanding, Assuming Dilution	6,540,545	6,597,766

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2007	2006	2007	2006
Revenues
Factory sales	$17,787	$16,344	75.4%	72.2%
Royalty and marketing fees	4,133	3,928	17.5%	17.4%
Franchise fees	450	461	1.9%	2.0%
Retail sales	1,223	1,909	5.2%	8.4%
Total revenues	23,593	22,642	100.0%	100.0%
Costs and Expenses
Cost of sales	12,339	11,547	52.3%	51.0%
Franchise costs	1,184	1,147	5.0%	5.1%
Sales and marketing	1,076	1,072	4.6%	4.7%
General and administrative	1,891	1,791	8.0%	8.0%
Retail operating	736	1,143	3.1%	5.0%
Depreciation and amortization	585	683	2.5%	3.0%

Total costs and expenses	17,811	17,383	75.5%	76.8%

Income from Operations	5,782	5,259	24.5%	23.2%

Interest Income	84	50	0.4%	0.2%

Income Before Income Taxes	5,866	5,309	24.9%	23.4%

Provision for Income Taxes	2,235	2,007	9.5%	8.9%

Net Income	$3,631	$3,302	15.4%	14.6%

Basic Earnings per Common Share	$0.57	$0.51
Diluted Earnings per Common Share	$0.56	$0.49

Weighted Average Common Shares Outstanding	6,374,760	6,436,994
Dilutive Effect of Stock Options	164,996	235,213
Weighted Average Common Shares Outstanding, Assuming Dilution	6,539,756	6,672,207
SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2007	February 28, 2007
		(audited)
Current Assets	$12,354	$10,759
Total assets	$19,737	$18,456
Current Liabilities	$3,645	$3,256
Stockholders’ Equity	$15,407	$14,514